Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Albemarle Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	4.650% Senior Notes due 2027	457(r)	$650,000,000	99.908%	$649,402,000	$92.70 per million	$60,199.57
Fees to Be Paid	Debt	5.050% Senior Notes due 2032	457(r)	$600,000,000	99.708%	$598,248,000	$92.70 per million	$55,457.59
Fees to Be Paid	Debt	5.650% Senior Notes due 2052	457(r)	$450,000,000	99.623%	$448,303,500	$92.70 per million	$41,557.73
Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,695,953,500		$157,214.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$157,214.89

(1)

Calculated and being paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-234547).

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of those offerings is $1,695,953,500.